INTERNATIONAL SHIPHOLDING CORPORATION ANNOUNCES
ACQUISITION OF UNITED OCEAN SERVICES

Expands U.S. Flag Jones Act fleet and increases contracted revenue stream

Mobile, Alabama, October 11, 2012 – International Shipholding Corporation (NYSE: ISH) announced today that it has entered into a definitive agreement to acquire a 100% ownership interest in U.S. United Ocean Services, LLC (“UOS”), a wholly-owned subsidiary of United Maritime Group, LLC (“UMG”), for a total purchase price of approximately $111 million cash, subject to customary closing adjustments.

Founded in 1959, UOS provides marine transportation services for dry bulk and break-bulk commodities in the United States.  UOS operates the largest U.S. Flag Jones Act dry bulk fleet today (131,000 dead weight tons), which consists of two handysize bulkers and four tug/barge units.  The fleet operates under long-term contracts with Tampa Electric (“TECO”) and The Mosaic Company (“Mosaic”), both of whom have maintained longstanding relationships with UOS that have spanned several decades.

This acquisition will provide ISH with increased scale and a more diverse product offering within the U.S. Flag Jones Act dry bulk transportation market, where ISH maintains a strong position.  The acquisition fits within ISH’s core growth strategy of acquiring assets to fill niche market needs, expanding contracted revenue with quality counterparts, and broadening customer relationships.

Mr. Niels M. Johnsen, ISH’s Chairman and Chief Executive Officer, stated, “We are pleased to acquire United Ocean Services from United Maritime Group, a leader in dry bulk coastwise transportation in the United States for over 50 years.  This acquisition enables management to capitalize on a growth opportunity in a niche market that is expected to be accretive to both earnings and free cash flow.  The addition of these vessels strengthens our presence and improves our operating efficiencies in the U.S. Flag Jones Act dry bulk market.  Additionally, we anticipate that this transaction will increase our contracted revenue stream to approximately 68% of total revenue in 2013.”

ISH plans to operate UOS as a separate subsidiary while retaining its current management team.

The transaction is expected to close in the fourth quarter of 2012, subject to receipt of applicable regulatory clearances and satisfaction or waiver of other customary closing conditions.

The Company has committed debt financing in place from its core bank group to help fund the acquisition, subject to meeting conditions precedent under those commitments. In addition, the Company will also consider other sources of financing to fund the acquisition.

DNB Markets, Inc. acted as exclusive financial advisor to ISH.

Niels M. Johnsen, Chairman and Chief Executive Officer, and Manuel G. Estrada, Chief Financial Officer, will host a conference call on Thursday, October 11, 2012 at 11:00 a.m. (ET) to discuss the acquisition.  All stockholders and interested parties are invited to listen to the live conference call by dialing (888) 244-2488  (domestic) or (913) 312-0420 (international) and referencing the passcode 4879591. Please dial in approximately 5 minutes prior to the call.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.intship.com. Please allow extra time prior to the call to visit the Company’s website and download any software that may be needed to listen to the webcast.

A replay of the conference call will be available through October 18, 2012 at (877) 870-5176 (domestic) or (858) 384-5517 (international). The passcode for the replay is 4879591.

About International Shipholding Corporation
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com

About United Ocean Services
United Ocean Services offers coastwise ocean transportation as well as international ocean transportation services between deep water ports in the United States, specializing in ocean transportation of dry bulk.  UOS owns the largest fleet of US flag dry bulk vessels within the US Jones Act coastwise trade.  The fleet consists of two handysize bulkers and four tug/barge units.

FORWARD LOOKING STATEMENTS

Except for the historical and factual information contained herein, the matters set forth in this release, including statements regarding the expected timing and benefits of the acquisition and other statements identified by words such as “estimates,” “expects,” “anticipates,” “plans,” and similar expressions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual events and results to differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the ability of the parties to timely and successfully receive all required regulatory approvals or clearances; our ability to finance the acquisition and the post-closing operations of the combined company on terms that are satisfactory or at all; the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the acquisition will be greater than expected; the ability of the combined company to retain and hire key personnel; our ability to maximize the usage of our newly-purchased and incumbent vessels on favorable economic terms; our ability to effectively handle our substantial leverage by meeting the payment and covenant requirements in each of our debt instruments, thereby avoiding any defaults under those instruments and avoiding cross defaults under others; changes in domestic or international transportation markets that reduce the demand for shipping generally or our vessels in particular or increase our operating costs; political events in the United States and abroad, including terrorism and piracy, and the U.S. military’s response to those events; election results, regulatory activities and the appropriation of funds by the U.S. Congress; and each of the other economic, competitive, governmental, and technological factors detailed in our reports filed with the Securities and Exchange Commission.  Due to these uncertainties, we cannot assure that the proposed acquisition will in fact be consummated.  Accordingly, you are cautioned not to place undue reliance upon any of our forward-looking statements, which speak only as of the date made.  Except for meeting our ongoing obligations under the federal securities laws, we undertake no obligation to update or revise for any reason any forward-looking statements made by us or on our behalf, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Contact:
The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@igbir.com
International Shipholding

International Shipholding
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221